EXHIBIT 10.4 - Construction and Term Loan Supplement

Loan No. RI0457T01

CONSTRUCTION AND TERM LOAN SUPPLEMENT

          THIS SUPPLEMENT to the Master Loan Agreement dated January 30, 2007, (the “MLA”), is entered into as of January 30, 2007, between FARM CREDIT SERVICES OF AMERICA, FLCA (“Farm Credit”) and EAST FORK BIODIESEL, LLC, Algona, Iowa (the “Company”).

          SECTION 1.   The Construction and Term Loan Commitment. On the terms and conditions set forth in the MLA and this Supplement, Farm Credit agrees to make construction loans to the Company from time to time during the period set forth below in an aggregate principal amount not to exceed, at any one time outstanding, $24,500,000.00 (the “Commitment”). Under the Commitment, amounts borrowed and later repaid may not be reborrowed. No advance shall be made until evidence has been provided to the Agent (as that term is defined in the MLA) as required in Section 7(A)(vi) of the MLA that all requisite equity funds have been received by the Company and that such funds shall have been utilized for the construction of the Improvements (as defined herein).

          SECTION 2.  Purpose. The purpose of the Commitment is to partially finance the Company’s construction of a 60 million gallon (annual capacity) biodiesel plant (the “Improvements”) identified in the plans and specifications provided to and approved by Agent pursuant to Section 7(A)(v) of the MLA (as the same may be amended pursuant to Section 12(A) herein, the “Plans”), on real property owned by the Company near Algona, Iowa (the “Property”), and the Company agrees to utilize the proceeds of the Commitment for this purpose only.

          SECTION 3.   Term. The term of the Commitment shall be from the date hereof, up to and including November 30, 2007, or such later date as Agent may, in its sole discretion, authorize in writing.

          SECTION 4.   Disbursements of Proceeds.

                    (A)          Disbursement Procedures.

                                    (1)          Limits on Advances. Agent shall not be required to advance funds: (i) for any category or line item of acquisition or construction cost an amount greater than the amount specified therefor in the Project Budget (as defined in Section 7(A)(v) of the MLA); or (ii) for any services not yet performed or for materials or goods not yet incorporated into the Improvements or delivered to and properly stored on the Property. No advance hereunder shall exceed 100% of the aggregate costs actually paid or currently due and payable and represented by invoices accompanying a Request for Construction Loan Advance submitted pursuant to Section 9(B)(1) herein less the amount of retainage (“Retainage”) set out in the construction contract dated October 10, 2006, between the Company and REG Construction Services, LLC, and other construction contracts of the Company for the Improvements.

                                    (2)          Advance of Retainage. The Retainage (but in no case greater than the unused balance of the Commitment allocated for construction) will be advanced by Agent to the Company pursuant to the conditions set forth in such construction contracts, upon written request by the Company certifying the satisfaction of such conditions precedent for payment of Retainage.

Construction and Term Loan Supplement RI0457T01	- 2 -

                    (B)          Payments to Third Parties. At its option and without further authorization from the Company, Agent is authorized to make advances under the Commitment by paying, directly or jointly with the Company, any person to whom Agent in good faith determines payment is due and any such advance shall be deemed made as of the date on which Agent makes such payment and shall be secured under the deed of trust/mortgage securing the Commitment and any other loan documents securing the Commitment as fully as if made directly to the Company.

          SECTION 5.   Interest and Fees.

                    (A)          Interest. The Company agrees to pay interest on the unpaid principal balance of the loans in accordance with one or more of the following interest rate options, as selected by the Company, provided, however, that prior to plant start-up, only the Agent Base Rate option shall be available:

                                    (1)          Agent Base Rate. At a rate per annum equal at all times to 3/4 of 1% above the rate of interest established by Agent from time to time as its Agent Base Rate, which Rate is intended by Agent to be a reference rate and not its lowest rate. The Agent Base Rate will change on the date established by Agent as the effective date of any change therein and Agent agrees to notify the Company of any such change.

                                    (2)          Quoted Rate. At a fixed rate per annum to be quoted by Agent in its sole discretion in each instance. Under this option, rates may be fixed on such balances and for such periods, as may be agreeable to Agent in its sole discretion in each instance, provided that: (1) the minimum fixed period shall be 180 days; (2) amounts may be fixed in increments of $500,000.00 or multiples thereof; and (3) the maximum number of fixes in place at any one time shall be 10.

                                    (3)          LIBOR. At a fixed rate per annum equal to “LIBOR” (as hereinafter defined) plus 3.25%. Under this option: (1) rates may be fixed for “Interest Periods” (as hereinafter defined) of 1, 2, 3, 6, 9 or 12 months as selected by the Company; (2) amounts may be fixed in increments of $500,000.00 or multiples thereof; (3) the maximum number of fixes in place at any one time shall be 10; and (4) rates may only be fixed on a “Banking Day” (as hereinafter defined) on 3 Banking Days’ prior written notice. For purposes hereof: (a) “LIBOR” shall mean the rate (rounded upward to the nearest sixteenth and adjusted for reserves required on “Eurocurrency Liabilities” (as hereinafter defined) for banks subject to ‘FRB Regulation D” (as herein defined) or required by any other federal law or regulation) quoted by the British Bankers Association (the “BBA”) at 11:00 a.m. London time 2 Banking Days before the commencement of the Interest Period for the offering of U.S. dollar deposits in the London interbank market for the Interest Period designated by the Company; as published by Bloomberg or another major information vendor listed on BBA’s official website; (b) “Banking Day” shall mean a day on which Agent is open for business, dealings in U.S. dollar deposits are being carried out in the London interbank market, and banks are open for business in New York City and London, England; (c) “Interest Period” shall mean a period commencing on the date this option is to take effect and ending on the numerically corresponding day in the month that is 2, 3, 6, 9 or 12 months thereafter, as the case may be; provided, however, that: (i) in the event such ending day is not a Banking Day, such period shall be extended to the next Banking Day unless such next Banking Day falls in the next calendar month, in which case it shall end on the preceding Banking Day; and (ii) if there is no numerically corresponding day in the month, then such period shall end on the last Banking Day in the relevant month; (d) “Eurocurrency Liabilities” shall have meaning as set forth in “FRB Regulation D”; and (e)

Construction and Term Loan Supplement RI0457T01	- 3 -

“FRB Regulation D” shall mean Regulation D as promulgated by the Board of Governors of the Federal Reserve System, 12 CFR Part 204, as amended.

The Company shall select the applicable rate option at the time it requests a loan hereunder and may, subject to the limitations set forth above, elect to convert balances bearing interest at the variable rate option to one of the fixed rate options. Upon the expiration of any fixed rate period, interest shall automatically accrue at the variable rate option unless the amount fixed is repaid or fixed for an additional period in accordance with the terms hereof. Notwithstanding the foregoing, rates may not be fixed in such a manner as to cause the Company to have to break any fixed rate balance in order to pay any installment of principal. All elections provided for herein shall be made electronically (if applicable), telephonically or in writing and must be received by Agent not later than 12:00 Noon Company’s local time in order to be considered to have been received on that day; provided, however, that in the case of LIBOR rate loans, all such elections must be confirmed in writing upon Agent’s request. Interest shall be calculated on the actual number of days each loan is outstanding on the basis of a year consisting of 360 days and shall be payable monthly in arrears by the 20th day of the following month or on such other day in such month as Agent shall require in a written notice to the Company; provided, however, in the event the Company elects to fix all or a portion of the indebtedness outstanding under the LIBOR interest rate option above, at Agent’s option upon written notice to the Company, interest shall be payable at the maturity of the Interest Period and if the LIBOR interest rate fix is for a period longer than 3 months, interest on that portion of the indebtedness outstanding shall be payable quarterly in arrears on each three-month anniversary of the commencement date of such Interest Period, and at maturity.

                    (B)          Arrangement Fee. In consideration of the Commitment, the Company agrees to pay to Agent an arrangement fee in the amount of $183,750.00 (less all payments already received by Agent) upon the execution hereof.

          SECTION 6.   Promissory Note. The Company promises to repay the loans as follows: (i) in 26 equal, consecutive quarterly installments of $912,500.00 with the first such installment due on May 20, 2008, and the last such installment due on August 20, 2014; and (ii) followed by a final installment in an amount equal to the remaining unpaid principal balance of the loans on November 20, 2014.

In addition, for each fiscal year end, beginning with the fiscal year ending 2007, and ending with the fiscal year ending 2012 the Company shall also, within ninety (90) days after the end of such fiscal year, make a special payment of an amount equal to 75% of the “Free Cash Flow” (as defined below) of the Company, not to exceed $2,000,000.00 per fiscal year; and provided, however, that: (i) if such payment would result in a covenant default, the amount of the payment shall be reduced to an amount which would not result in a covenant default; (ii) if such payment would result in a breakage of a fixed interest rate, then applicable broken funding surcharges would still apply; and (iii) the aggregate of such Free Cash Flow payments shall not exceed $7,000,000.00. The term “Free Cash Flow” is defined as the Company’s annual profit net of taxes, plus the respective fiscal year’s depreciation and amortization, minus allowed capitalized expenditures for fixed assets, allowed distributions to owners, and scheduled term loan payments to Agent and other long-term debt creditors. This special payment shall be applied to the principal installments in the inverse order of their maturity. Additionally, the definition of free cash flow applies to the fiscal years ending in 2008, 2009, 2010, 2011 and 2012; while for the fiscal year ending in 2007 such definition is modified to delete the reference to “allowed capitalized expenditures for fixed assets”. If this term loan is paid in full prior to receipt of aggregate total received payments of

Construction and Term Loan Supplement RI0457T01	- 4 -

$7,000,000.00 within the applicable fiscal years identified, any remaining portion of required payments will be applied to the term revolver loan and the term revolver commitment reduced accordingly.

If any installment due date is not a day on which Agent is open for business, then such installment shall be due and payable on the next day on which Agent is open for business. In addition to the above, the Company promises to pay interest on the unpaid principal balance hereof at the times and in accordance with the provisions set forth in Section 5 hereof.

          SECTION 7.  Prepayment. Subject to the broken funding surcharge provision of the MLA, the Company may on one Business Day’s prior written notice prepay all or any portion of the loan(s). Unless otherwise agreed, all prepayments will be applied to principal installments in the inverse order of their maturity. However, in addition to the foregoing, prepayment of any Loan balance due to refinancing, or refinancing of any unadvanced Commitment with another lender, up to and including December 16, 2009, will result in a 2% prepayment charge in addition to any broken funding surcharges which may be applicable, based on the amounts prepaid and on the total amount of the Commitments in effect at such time.

          SECTION 8.   Security. Security is set forth in the MLA.

          SECTION 9.   Additional Conditions Precedent.

                    (A)          Initial Advance. Agent’s obligation to make the initial advance is subject to the satisfaction of each of the following additional conditions precedent on or before the date of such advance:

                                    (1)          List of Permits. Receipt by Agent of a detailed list of all permits required for both the construction of the improvements and the operation of the facility setting forth for each listed permit whether such permit is required for commencement of construction or required for commencement of operation, and identifying to Agent’s satisfaction whether such permits have been issued or can reasonably be expected to be issued.

                                    (2)          Construction Permits. Receipt by Agent of evidence of issuance of all permits that are required to be obtained prior to the commencement of construction of the improvements.

                                    (3)          Engineer’s Certificate. Receipt by Agent of a report of Agent’s retained engineer (pursuant to the provisions of Section 14(D)) indicating that the current plans and specifications of the Improvements and the related contracts establish that the finished project will have adequate natural gas, electricity, water and waste water treatment to service the requirements of the project.

                    (B)          Each Advance. Agent’s obligation to make each advance hereunder, including the initial advance, is subject to the satisfaction of each of the following additional conditions precedent on or before the date of such advance:

                                    (1)          Request for Construction Loan Advance. That Agent receives an executed request for construction loan advance from the Company in the form of Exhibit A attached hereto (the “Request for Construction Loan Advance”), together with all items called for therein.

Construction and Term Loan Supplement RI0457T01	- 5 -

                                    (2)          Construction Certificate. If an independent inspector has been employed by Agent pursuant to Section 14(D), a certificate or report of such inspector to the effect that the construction of the Improvements to the date thereof has been performed in a good and workmanlike manner and in accordance with the Plans, stating the estimated total cost of construction of the Improvements, stating the percentage of in-place construction of the Improvements, and stating that the remaining non-disbursed portion of the Commitment is adequate to complete the construction of the Improvements.

          SECTION 10. Representations and Warranties. In addition to the representations and warranties contained in the MLA, the Company represents and warrants as follows:

                    (A)          Project Approvals; Consents; Compliance. The Company has obtained all Project Approvals relating to the construction and operation of the Improvements, except those the Company has disclosed to Agent in writing. All such Project Approvals heretofore obtained remain in full force and effect and the Company has no reason to believe that any such Project Approval not heretofore obtained will not be obtained by the Company in the ordinary course during or following completion of the construction of the Improvements. No such Project Approval will terminate, or become void or voidable or terminable, upon any sale, transfer or other disposition of the Property or the Improvements, including any transfer pursuant to foreclosure sale under the Mortgage. No consent, permission, authorization, order, or license of any governmental authority is necessary in connection with the execution, delivery, performance, or enforcement of the loan documents to which the Company is a party, except such as have been obtained and are in full force and effect. The Company is in compliance in all material respects with all Project Approvals having application to the Property or the Improvements except as the Company has disclosed to Agent in writing. Without limiting the foregoing, there are no unpaid or outstanding real estate or other taxes or assessments on or against the Property or the Improvements or any part thereof (except only real estate taxes not yet due and payable). The Company has received no notice nor has any knowledge of any pending or contemplated assessments against the Property or the Improvements which have not been disclosed to Agent in writing.

                    (B)          Environmental Compliance. Without limiting the provisions of the MLA, all property owned or leased by the Company, including, without limitation, the Property and the Improvements, and all operations conducted by it are in compliance in all material respects with all Laws and all Project Approvals relating to environmental protection, the failure to comply with which could have a material adverse effect on the condition, financial or otherwise, operations, properties, or business of the Company, or on the ability of the Company to perform its obligations under the loan documents, except as the Company has disclosed to Agent in writing.

                    (C)          Feasibility. Each of the Project Budget, the Project Schedule and the Disbursement Schedule is realistic and feasible.

          SECTION 11. Affirmative Covenants. In addition to the affirmative covenants contained in the MLA, the Company agrees to:

                    (A)          Reports and Notices. Furnish to Agent:

                                    (1)          Regulatory and Other Notices. Promptly after receipt thereof, copies of any notices or other communications received from any governmental authority with respect to the Property, the Improvements, or any matter or proceeding the effect of which could have a material

Construction and Term Loan Supplement RI0457T01	- 6 -

adverse effect on the condition, financial or otherwise, operations, properties, or business of the Company, or the ability of the Company to perform its obligations under the loan documents.

                                    (2)          Notice of Nonpayment. Promptly after the filing or receipt thereof, a description of or a copy of any lien filed by or any notice, whether oral or written, from any laborer, contractor, subcontractor or materialman to the effect that such laborer, contractor, subcontractor or materialman has not been paid when due for any labor or materials furnished in connection with the construction of the Improvements.

                                    (3)          Notice of Suspension of Work. Prompt notice of any suspension in the construction of the Improvements, regardless of the cause thereof, in excess of ten (10) days and a description of the cause for such suspension.

                    (B)          Construction Liens. Pay or cause to be removed, within fifteen (15) days after notice from Agent, any lien on the Improvements or Property, provided, however, that Company shall have the right to contest in good faith and with reasonable diligence the validity of any such lien or claim upon furnishing to the appropriate title insurance company such security or indemnity as it may require to induce said title insurance company to issue its title insurance commitment or its mortgage title insurance policy insuring against all such claims or liens, and provided further that Agent will not be required to make any further advances of the proceeds of the Commitment until any mechanic’s lien claims shown by the title insurance company or interim binder have been so insured against by the title insurance company.

                    (C)          Identity of Contractors, etc. Furnish to Agent from time to time on request by Agent, in a form acceptable to Agent, correct lists of all contractors, subcontractors and suppliers of labor and material supplied in connection with construction of the Improvements and true and correct copies of all executed contracts, subcontracts and supply contracts. Agent may contact any contractor, subcontractor or supplier to verify any facts disclosed in the lists and contracts. All contracts and subcontracts relating to construction of the Improvements must contain provisions authorizing Company to supply to Agent the listed information and copies of contracts.

                    (D)          Lien Waivers. Furnish to Agent, at any time and from time to time upon the request of Agent, lien waivers bearing a then current date and prepared on a form satisfactory to Agent from such contractor, subcontractor, or supplier as Agent shall designate.

                    (E)          Operating Permits. Furnish to Agent, unless as otherwise consented to in writing by Agent, as soon as possible but prior to the commencement of operation of the constructed facility, evidence of the issuance of all necessary permits for such operation.

          SECTION 12. Negative Covenants. In addition to the negative covenants contained in the MLA, the Company will not:

                    (A)          Change Orders. Allow any substantial deviation, addition, extra, or change order to the Plans, Project Budget or Project Schedule, the cost of which in the aggregate exceeds $100,000.00, without Agent’s prior written approval. All requests for substantial changes shall be made using a Change Order Request in the form of Exhibit B attached hereto. Agent will have a reasonable time to evaluate any requests for its approval of any changes referred to in this covenant, and will not be required to consider approving any changes unless all other approvals that may be required have been obtained. Agent may approve or disapprove changes in its discretion. All contracts and subcontracts

Construction and Term Loan Supplement RI0457T01	- 7 -

relating to the construction of the Improvements must contain provisions satisfactory to Agent implementing the above provisions of this covenant. Company shall promptly provide to Agent copies of all change orders that, pursuant to the above described procedures, did not require Agent’s prior written approval.

                    (B)           Materials. Purchase or install any materials, equipment, fixtures or articles of personal property for the Improvements if such shall be covered under any security agreement or other agreement where the seller reserves or purports to reserve title or the right of removal or repossession, or the right to consider them personal property after their incorporation in the Improvements.

          SECTION 13. Casualties.

                    (A)           Right To Elect To Apply Proceeds. In case of material loss or damage to the Property or to the Improvements by fire, by a taking by condemnation for public use or the action of any governmental authority or agency, or the transfer by private sale in lieu thereof, either temporarily or permanently, or otherwise, if in the sole judgment of Agent there is reasonable doubt as to Company’s ability to complete construction of the Improvements on or before December 16, 2007, by reason of such loss or damage or because of delays in making settlements with governmental agencies or authorities or with insurers, Agent may terminate its obligations to make advances hereunder and elect to collect, retain and apply to the Commitment all proceeds of the taking or insurance after deduction of all expense of collection and settlement, including attorneys’ and adjusters’ fees and charges. In the event such proceeds are insufficient to pay the Commitment in full, Agent may declare the balance remaining unpaid on the Commitment to be due and payable forthwith and avail itself on any of the remedies afforded thereby as in any case of default.

                    (B)           Election Not To Apply Proceeds. In case Agent does not elect to apply such proceeds to the Commitment, Company will:

                                     (1)          Settle. Proceed with diligence to make settlement with the governmental agencies or authorities or the insurers and cause the proceeds of insurance to be paid to Company.

                                     (2)          Resume Construction. Promptly proceed with the resumption of construction of the Improvements, including the repair of all damage resulting from such fire or other cause and restoration to its former condition.

                    (C)           Use of Proceeds. All such proceeds shall be fully used before the disbursement of any further proceeds of the Commitment.

          SECTION 14. Other Rights of Agent.

                    (A)           Right To Inspect. Agent or its agent may enter on the Property at any time and inspect the Improvements. If the construction of the Improvements is not reasonably satisfactory to Agent, Agent may reasonably and in good faith stop the construction and order its replacement or the correction thereof or additions thereto, whether or not said unsatisfactory construction has been incorporated in the Improvements, and withhold all advances hereunder until such construction is satisfactory to Agent. Such construction shall promptly be made satisfactory to Agent.

Construction and Term Loan Supplement RI0457T01	- 8 -

                    (B)           Obligation of Agent. Neither Agent nor any inspector hired pursuant to Subsection (D) below is obligated to construct or supervise construction of the Improvements. Inspection by Agent or such inspector thereof is for the sole purpose of protecting Agent’s security and is not to be construed as a representation that there will be compliance on anyone’s part with the Plans or that the construction will be free from faulty material or workmanship. Neither Agent nor such inspector shall be liable to the Company or any other person concerning the quality of construction of the Improvements or the absence therefrom of defects. The Company will make or cause to be made such other independent inspections as it may desire for its own protection.

                    (C)           Right To Complete Upon Event of Default. Upon any Event of Default hereunder, Agent may complete construction of the Improvements, subject to Agent’s right at any time to discontinue any work without liability, and apply the proceeds of the Commitment to such completion, and may demand such additional sums from the Company as may be necessary to complete construction, which sums the Company shall promptly pay to Agent. In connection with any construction of the Improvements undertaken by Agent pursuant to this Subsection, Agent may (i) enter upon the Property; (ii) employ existing contractors, architects, engineers and subcontractors or terminate them and employ others; (iii) make such addition, changes and corrections in the Plans as shall, in the judgment of Agent, be necessary or desirable; (iv) take over and use any personal property, materials, fixtures, machinery, or equipment of the Company to be incorporated into or used in connection with the construction or operation of the Improvements; (v) pay, settle, or compromise all existing or future bills and claims which are or may be liens against the Property or the Improvements; and (vi) take such other action, as Agent may in its sole discretion determine, to complete the construction of the Improvements. The Company shall be liable to Agent for all costs paid or incurred for construction of the Improvements, and all payments made hereunder shall be deemed advances by Agent, shall be evidenced by the Note and shall be secured by the Mortgage and any other loan document securing the Commitment (including any amounts in excess of the Commitment).

                    (D)           Right To Employ Independent Engineer. Agent reserves the right to employ an independent construction engineer, among other things, to review the Project Budget, the Project Schedule and the Plans, inspect all construction of the Improvements and the periodic progress of the same, and review all Draw Requests and change orders, the cost therefor to be the sole responsibility of the Company and shall be paid by the Company upon demand by Agent.

                    (E)           Indemnification and Hold Harmless. The Company shall indemnify and hold Farm Credit and Agent harmless from and against all liability, cost or damage arising out of this Agreement or any other loan document or the transactions contemplated hereby and thereby, including, without limitation, (i) any alleged or actual violation of any Law or Project Approval relating to the Property or the Improvements and (ii) any condition of the Property or the Improvements whether relating to the quality of construction or otherwise and whether Agent elects to complete construction upon an Event of Default or discontinues or suspends construction pursuant to this Section 14. Agent may commence, appear in or defend any such action or proceeding or any other action or proceeding purporting to affect the rights, duties or liabilities of the parties hereunder, or the Improvements, or the Property, or the payment of the Commitment, and the Company agrees to pay all of Agent’s costs and expenses, including its reasonable attorneys’ fees, in any such actions. The obligations of the Company under this Subsection 14(E) shall survive the termination of this Agreement. As to any action or inaction taken by Agent hereunder, Agent shall not be liable for any error of judgment or mistake of fact or law, absent gross negligence or willful misconduct on its part. The Company’s obligation to indemnify and

Construction and Term Loan Supplement RI0457T01	- 9 -

hold Agent harmless hereunder will exclude any liability, cost, or damage related to Agent’s breach of this Agreement or for Agent’s gross negligence or willful misconduct.

          SECTION 15. Notice of Completion. Company irrevocably appoints Agent as Company’s agent to file of record any notice of completion, cessation of labor or any other notice that Agent deems necessary to file to protect any of the interests of Agent. Agent, however, shall have no duty to make such filing.

          SECTION 16. Signs and Publicity. At Farm Credit’s and Agent’s request, Company will allow Farm Credit and Agent to post signs on the Property at the construction site for the purpose of identifying Farm Credit and Agent as the “Construction Lenders”. At the request of Farm Credit and Agent, Company will use its best efforts to identify Farm Credit and Agent as the construction lenders in publicity concerning the project.

          SECTION 17. Cooperation. Company will cooperate at all times with Agent in bringing about the timely completion of the Improvements, and Company will resolve all disputes arising during the work of construction in a manner which will allow work to proceed expeditiously.

          SECTION 18. Events of Default. In addition to the events of default set forth in the MLA, each of the following shall constitute an “Event of Default” hereunder:

                    (A)          Cessation of Construction. Any cessation at any time in the construction of the Improvements for more than thirty (30) consecutive days, except for strikes, acts of God, or other causes beyond the Company’s control, or any cessation at any time in construction of the Improvements for more than thirty (30) consecutive days, regardless of the cause.

                    (B)           Insufficiency of Loan Proceeds. Agent, in its sole discretion shall determine that the remaining undisbursed portion of the Commitment is or will be insufficient to fully complete the Improvements in accordance with the Plans.

          SECTION 19. Remedies Upon Default. In addition to the remedies set forth in the MLA, upon the occurrence of and during the continuance of each and every Event of Default:

                    Construction. Agent may (but shall not be obligated to) take over and complete construction of the Improvements in accordance with plans and specifications approved by Agent with such changes as Agent may, in its sole discretion, deem appropriate, all at the risk, cost, and expense of the Company. Agent may assume or reject any contracts entered into by the Company in connection with the Improvements, and may enter into additional or different contracts for services, labor, and materials required, in the judgment of Agent, to complete the construction of the Improvements and may pay, compromise, and settle all claims in connection with the construction of the Improvements. All sums, including reasonable attorneys’ fees, charges, or fees for supervision and inspection of the construction, and for any other necessary purpose in the discretion of Agent, expended by Agent in completing the construction of the Improvements (whether aggregating more or less than the amount of this Commitment) shall be deemed advances made by Agent to the Company under this Commitment, and the Company shall be liable to Agent for the repayment of such sums, together with interest on such amounts from the date of their expenditure at the default rate specified above. Agent may, in its sole discretion, at any time, abandon work on the construction of the Improvements after having commenced such work, and may recommence such work at any time, it being understood that nothing in this Section shall impose

Construction and Term Loan Supplement RI0457T01	- 10 -

any obligation on Agent to either complete or not to complete the construction of the Improvements. For the purposes of carrying out the provisions of this Section, the Company irrevocably appoints Agent, its attorney-in-fact, with full power of substitution, to execute and deliver all such documents, pay and receive such funds, and take such action as may be necessary, in the judgment of Agent, to complete the construction of the Improvements.

          IN WITNESS WHEREOF, the parties have caused this Supplement to be executed by their duly authorized officers as of the date shown above.

EAST FORK BIODIESEL, LLC

By:

Title:	President